FingerMotion Reports Q1 2022 Financial Results

NEW YORK, NY July 15, 2021 (ACCESSWIRE) -- FingerMotion, Inc. (OTCQX: FNGR) (the “Company” or “FingerMotion”), a mobile data and services company, is pleased to report its financial results for the first quarter ended May 31, 2021. To review the full financial results, please view the Company's recent Form 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q1 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

  Reported record quarterly revenue of $6.00 million (includes SMS & MMS, Telecommunications Products & Services and Big Data businesses);
  Reported quarterly growth in SMS & MMS business revenue of $1.81 million or 77% compared to Q1 2021;
  Reported quarterly growth in Telecommunications Products & Services business revenue of $1.34 million or 341% compared to Q1 2021;
  Reported revenues of $98,715 or 198% in Quarter over Quarter (Q4 2021 over Q1 2022) growth in Big Data;
  Reported quarterly cost of revenue of $5.38 million which was an increase of $2.93 million or 120% compared to Q1 2021;
  Reported quarterly loss of $909,506 which was an increase of $0.33 million or 57% compared to Q1 2021;
  Basic and Diluted loss per share of $0.02;
  At May 31, 2021, FingerMotion had $789,752 in cash, a working capital surplus of $2,352,502 and a positive shareholders equity of $1,455,643;
  Total Assets were $8.61 million, Total Current Liabilities were $6.05 million and Total Liabilities were $7.16 million; and
  38,995,160 common shares were issued and outstanding as of May 31, 2021.

Strong growth continued in both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service.

“The first quarter generated $6.00 million in revenue and represented the fourth consecutive quarter of record revenue. If the current trajectory continues, revenue may exceed US$24 million for FYE 2022,” stated Martin Shen, CEO of FingerMotion. “Growth continues to be fueled by an expansion of subscribers in new regions along with larger purchases of SMS from our corporate clientele. This is the second consecutive quarter of Big Data revenues and we expect it to continue and eventually outpace our existing revenue streams.”

General and administrative expenses increased by $437,708 or 59% during the quarter which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our 3 lines of business simultaneously. Research and development expenses increase to $135,429 during the quarter which was up 31% due to high data access and usage fees charged by the telecom companies.

“We are pleased to announce that the Company completed the 1st stage of prototyping of its insurtech model and expects completion by the end of this calendar year,” stated Martin Shen.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "should," "estimate," "expect," "hope," "intend," "may," "plan," "project," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.